Exhibit 99.1

30775 Bainbridge Road, Suite 280 Solon, OH 44139 U.S.A. Tel: (440) 248-4200 Fax: (440) 249-4240

Press Release	FOR IMMEDIATE RELEASE

BPI Energy Enters Into Memorandum of Understanding With Colt and All Other Defendants in Litigation
BPI Retains Existing Wells and Production at Its Southern Illinois Basin Project
Cleveland, OH—June 13, 2006—BPI Energy (“BPI”) (Amex: BPG), an independent energy company engaged in the exploration, development and commercial sale of coalbed methane (CBM) in the Illinois Basin, announced that the company has executed a Memorandum of Understanding (MOU) with Colt LLC and other interested parties resolving, in principle, the previously disclosed lawsuit between BPI and Colt and other defendants. A formal settlement agreement is scheduled to be executed within the next 30 days.
Previously, BPI filed a complaint in the U.S. District Court for the Southern District of Ohio alleging tortious interference with business relations and breach of contract related to the interruptions of development plans at its Southern Illinois Basin Project (formerly named the Delta Project). Subsequently, Colt filed a counterclaim where it had sought a declaratory judgment asking the court to declare that: (a) horizontal drilling is prohibited under the Lease; (b) BPI breached the Lease; (c) the Lease automatically terminated due to BPI’s failure to cure its alleged breaches; (d) the Lease automatically terminated by its own terms on April 3, 2006; and (e) to the extent the Lease had already terminated, BPI was wrongfully holding over and/or trespassing, and Colt is entitled to an award of damages as a result.
BPI has agreed to make a lump-sum payment of $3 million to Colt and will be no longer obligated to make any future royalty payments to Colt or any of the other defendants. The MOU executed today stipulates that (i) both the complaint and counterclaim will be discharged; (ii) the lease will be terminated; and (iii) BPI will own the CBM estate (i.e., all CBM rights) on approximately 10,000 acres (including all of its producing wells). Furthermore, BPI’s CBM operations will have superior rights to coal mining on approximately 9,000 of these 10,000 acres. BPI also has the right to drill additional wells as it chooses on these same 9,000 acres. BPI will also grant Colt the option to acquire (with the obligation to immediately plug) any of BPI’s CBM wells in the designated parcels. These potential well acquisitions will be based on the fair market value of the wells plus the associated reserves as determined by a mutually agreed upon expert.

President and Chief Executive Officer James G. Azlein stated, “We are pleased to have reached a settlement that will avoid costly and lengthy litigation and allow us to focus on exploring for and producing CBM as efficiently as possible. Although we have agreed to give up our rights to 33,000 of the 43,000 acres at our Southern Illinois Basin Project, we have retained all of our production and over the last 60 days have increased our total acreage position in the Basin by 82,000 acres to approximately 500,000 acres.”
Commenting on the lump-sum payment to Colt, Azlein stated, “Rather than being a lessee of the CBM estate, BPI will be 100 percent owner of the CBM estate, which will have priority over coal-mining operations for as long as CBM is being produced from the designated parcels. Moreover, this settlement may have a significant positive financial impact on BPI since the estimated present value of the royalty payments, based on our projections, under the terms of the original lease would exceed the $3 million one-time consideration.”
Regarding the shut-in wells at the Southern Illinois Basin Project, Azlein said, “In order to maximize our acreage rights under the original lease, we shut in 17 wells in late March 2006. Nine of those wells are drilled into abandoned mine works (“CMM wells”) and eight are CBM wells. As a result of the settlement, we will plug three of the nine CMM wells and five of the eight CBM wells, which reside outside of the parcels designated to BPI. We expect to place the three other CBM wells back into production immediately. We believe we have the opportunity to reduce our operating costs by utilizing the gas produced from the CMM wells in our production operations. Additionally, we are evaluating the opportunity to blend the CMM gas with our CBM production, thereby further increasing sales volume.”
“We continue to move forward simultaneously on two independent fronts. Our recently launched development at the Northern Illinois Basin Project is progressing on plan. We are installing the gas-gathering system and expect to be fracturing the initial wells and completing the water disposal system at the site in the next several weeks,” Azlein concluded.
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About BPI Energy
BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company currently controls the dominant CBM acreage position in the Illinois Basin.
Some of the statements contained in this press release may be deemed to be forward-looking in nature, outlining future expectations or anticipated operating results or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results or conditions to differ materially from the information expressed or implied by these forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from our expectations, include, but are not limited to: (a) our inability to generate sufficient income or obtain sufficient financing to fund our operating plan through April 30, 2007, (b) our inability to retain our acreage rights at our projects at the expiration of our lease agreements, due to insufficient CBM production or other reasons, (c) our failure to accurately forecast CBM production, (d) displacement of our CBM operations by coal mining operations, which have superior rights in most of our acreage, (e) our failure to accurately forecast the number of wells that we can drill, (f) a decline in the prices that we receive for our CBM production, (g) our failure to accurately forecast operating and capital expenditures and capital needs due to rising costs or different drilling or production conditions in the field, (h) our inability to attract or retain qualified personnel with the requisite CBM or other experience, and (i) unexpected economic and market conditions, in the general economy or the market for natural gas. We caution readers not to place undue reliance on these forward-looking statements.
News releases and other information on the company are available on the Internet at:

http://www.bpi-energy.com
CONTACT:
BPI Investor Relations
Clear Perspective Group, LLC
Matthew J. Dennis, CFA
Sr. Managing Director
(440) 353-0552
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